                                                                REDACTED VERSION



                                    AGREEMENT

                                       FOR

                         INFORMATION TECHNOLOGY SERVICES

                                     BETWEEN

                             WALL DATA INCORPORATED

                                       AND

                       ELECTRONIC DATA SYSTEMS CORPORATION















[*] - Confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                    AGREEMENT
                                       FOR
                         INFORMATION TECHNOLOGY SERVICES


           THIS AGREEMENT, dated effective as of May 13, 1997 (the "Effective Date") is by and between Wall Data Incorporated, a Washington corporation ("Wall Data"), and Electronic Data Systems Corporation, a Delaware corporation ("EDS").

                         AGREEMENT, TERM AND DEFINITIONS

1.1 Agreement. During the Term, EDS will supply to Wall Data, and Wall Data will purchase from EDS, the information technology services described in this Agreement, all upon and subject to the terms and conditions specified in this Agreement.

1.2 Term of Agreement. The term of this Agreement (the "Term") will begin on the Effective Date and will end on the tenth anniversary of the Effective Date. The date on which the Term expires due to passage of time is referred to in this Agreement as the "Expiration Date". This Agreement may be terminated prior to the Expiration Date in accordance with Article IX.

1.3 Defined Terms. As used in this Agreement, the following terms have the meanings set forth below.

           (a) Access. The term "Access" means the enjoyment of physical and legal use and operation of Software, equipment, hardware or any other item or facility which EDS needs in order for EDS to provide the Services in the manner provided herein.

           (b) EDS Software. The term "EDS Software" means any Software which is owned by EDS (and not proprietary to any other party) and operated by EDS in connection with the performance of the Services. Although no EDS Software is to initially be used in the performance of the Base Services, in the event any EDS Software is so used, Schedule 1.3(b) will be completed and attached to and added to this Agreement.

           (c) EDS-Vendor Software. The term "EDS-Vendor Software" means any Software which is licensed to EDS and operated by EDS in connection with the performance of the Services. Although no EDS-Vendor Software is to initially be used in the performance of the Base Services, in the event any EDS-Vendor Software is so used, Schedule 1.3(c) will be completed and attached to and added to this Agreement.

           (d) Wall Data Software. The term "Wall Data Software" means any Software which is owned by Wall Data (and not proprietary to any other party) and which is to be operated by or on behalf of Wall Data. Wall Data Software is identified on
                     Schedule 1.3(d), which Schedule may be amended from time to time by mutual written agreement of the parties.

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           (e)       Wall Data-Vendor Software. The term "Wall Data-Vendor
                     Software" means any Software which is proprietary to any other party other than Wall Data or EDS and which is to be operated by or on behalf of Wall Data. Wall Data-Vendor Software is identified on Schedule 1.3(e), which Schedule may be amended from time to time by mutual written agreement of the parties.

           (f) Services. The term "Services" means the Base Services and the Additional Services, if any, that may be provided by EDS under this Agreement.

           (g) Software. The term "Software" means computer programs together with input and output formats, program listings, narrative descriptions, operating instructions, and supporting documentation and shall include the tangible media upon which such programs and documentation are recorded. Except as otherwise provided in this Agreement, Software includes any enhancements, translations, modifications, updates, new releases, and other changes.

                     Other capitalized terms used in this Agreement are defined herein from time to time.

                   ARTICLE II. INFORMATION TECHNOLOGY SERVICES
                             TO BE PERFORMED BY EDS

2.1        EDS Personnel and Management.

           (a) EDS Account Director. During the Term, EDS will provide an EDS Account Director (the "EDS Account Director") who has the responsibility for the provision of information technology services to be provided by EDS under this Agreement. The EDS Account Director will maintain appropriate work space in the Wall Data facility located at 11332 N.E. 122nd Way, Kirkland, Washington 98034-6931, will have overall responsibility for managing and coordinating the delivery of the Services and for the performance of the EDS personnel comprising the EDS/Wall Data account team and will coordinate and consult with the Wall Data Representative (as defined in Section 3.1(a)). The
                     EDS Account Director will meet regularly with the Wall Data Representative as well as other Wall Data designated personnel in order to review the information technology priorities established by Wall Data and the status of EDS' performance under this Agreement. If either Wall Data or EDS desires to replace the EDS Account Director, Wall Data shall have the right (i) to participate in the interview process for the replacement and (ii) to accept or reject the replacement; provided, however, that Wall Data's acceptance must not be unreasonably withheld and any rejection must be for reasonable cause.

           (b) Steering Committee. On or before the Effective Date, Wall Data and EDS will each give the other written notice of the names of the three members of their respective management staff (inclusive of the EDS Account Director and the Wall Data Representative) who will serve on an executive steering committee (the "Executive Steering Committee"). Wall Data will designate one of its members on the



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                     Executive Steering Committee to act as the chairman of the
                     Executive Steering Committee. The Executive Steering Committee will be responsible for making strategic decisions for Wall Data with respect to linking Wall Data's business objectives to Wall Data's existing and future plans for information technology. Wall Data and EDS each may from time-to-time replace the members of its management staff serving on the Executive Steering Committee with other members of its management staff, except that the EDS Account Director and the Wall Data Representative will be members of the Executive Steering Committee throughout the Term of this Agreement. Although the EDS Account Director will remain a member of the Executive Steering Committee, EDS will remove and replace either of the other two EDS members, which Wall Data, in good faith, requests to have removed for reasonable cause. Wall Data shall have the right (i) to participate in the selection process for the replacement(s) and (ii) to accept the replacement(s), provided, that Wall Data's acceptance is not unreasonably withheld. Wall Data and EDS may mutually agree to increase or decrease the size of the Executive Steering Committee or to change the qualifications of who may serve on the Executive Steering Committee. The Executive Steering Committee will meet at least quarterly unless otherwise agreed by Wall Data and EDS.

           (c) Transition of Personnel; Notification of Change in Employment Status. On or prior to the Effective Date, EDS will offer employment, effective the start of business on the Effective Date, to the data processing employees of Wall Data identified in Schedule 2.1(c) (the "Transitioned Employees") in accordance with EDS' normal employment policies. In preparation for the transition of employment, EDS and Wall Data will take the necessary measures so that the representatives of the affected personnel departments of the parties will meet and work together to accomplish a smooth and orderly transition for such employees. Neither party will make any representation, promise, or other communication, whether written or oral, to the Transitioned Employees regarding employment with EDS, or the employment benefits, plans, or practices of EDS without obtaining the prior written consent of the other. EDS will notify Wall Data any changes in the employment status of the Transitioned Employees while employed by EDS, including the placement of a Transitioned Employee to an EDS account other than Wall Data.

           (d) Financial Responsibility for EDS Personnel. Except for out-of-pocket expenses, which shall be paid in accordance with Section 7.1(c), EDS will pay for all personnel expenses, including wages and benefits of its employees performing the Services.


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2.2        EDS Information Technology Services.

           (a) Description of Services. During the Term, and in accordance with the provisions of this Agreement, EDS will provide to Wall Data (a) the services described in the statement of work attached as Schedule 2.2 to this Agreement (the "Statement of Work") and (b) the Networking and Telecommunication Services (defined below). The services described in the Statement of Work and the Networking and Telecommunication Services will be collectively referred to herein as the "Base Services." The Base Services will be performed at the Wall Data facility located at 11332 N.E. 122nd Way, Kirkland, Washington 98034-6931, and the Wall Data facilities specifically listed in Schedule 2.2, as such facilities exist as of the Effective Date (collectively, the "Wall Data Locations"). At Wall Data's request, EDS will provide the Base Services at sites other than the Wall Data Locations as an Additional Service in accordance with Section 2.4. The Networking and Telecommunication Services are more particularly described in Section 2.3 below.

           (b) Service Levels. Wall Data agrees that, during a one hundred eighty (180) day period commencing on the Effective Date and ending on the one hundred eightieth (180th) day thereafter (the "Due Diligence Period"), it will work with EDS to define and determine (i) as of the Effective Date, the existence, use and capacity of the Wall Data Software, the Wall Data-Vendor Software, the Wall Data-Owned Equipment and the Wall Data Leased Equipment that will be used and operated by EDS in the performance of the Base Services, (ii) the manner of measurement, and (iii) the actual respective levels of service pursuant to which the Base Services will be provided by EDS pursuant to this Agreement, which service levels will based on industry standards and the existence, use and capacity of the Wall Data Software, the Wall Data-Vendor Software, the Wall Data-Owned Equipment, the Wall Data Leased Equipment and the Wall Data network as of the Effective Date. After the determination of such service levels, Wall Data will confirm the accuracy of each and, upon such confirmation, approve each such level in writing and deliver such written approval to EDS (the "Service Level Agreement"). The measurements contained in the Service Level Agreement (as may be amended from time to time in accordance with this Section) will be used in each and every instance in which the terms of this Agreement call for, use or refer to, the levels of service for the Base Services to be performed and provided by EDS pursuant to this Agreement.

                     At least annually, the Executive Steering Committee will review the Service Level Agreement and focus on, if applicable, Wall Data's reasonable business requirements, including its desire for any increase in service levels and related capacity requirements, for the subsequent year, and any EDS recommendations stemming from the technology refresh programs described in the Statement of Work. If such review indicates (i) that the service levels contained in the Service Level Agreement need to be adjusted to meet such business requirements, and EDS determines in its reasonable business judgment that, in order to meet such




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                     adjusted service levels, additional hardware, Software,
                     data/telecommunications services or other items are needed (either as additions to, or replacements of, certain items within Wall Data's then existing information technology environment), or (ii) that technology refreshes in the form of upgrades or otherwise in hardware, Software or other items would be appropriate or desirable, then Wall Data will determine whether it desires to acquire such additional items at its expense as provided below. To the extent that such additional items are so acquired, the parties will mutually determine and agree on appropriate adjustments to the applicable service levels, and such adjustments will be documented in an amendment to the then current Service Level Agreement.

                     In addition, if and to the extent that EDS can demonstrate to the reasonable satisfaction of Wall Data that the then current service levels will, within a period of time reasonably estimated by EDS, no longer be achievable due to the fact that certain hardware, Software or other items material to the operation of Wall Data's then existing information technology environment are (i) obsolete, (ii) worn out, (iii) incompatible with any upgraded technology in use at Wall Data, (iv) no longer commercially supported by the applicable vendor, or (v) not reasonably sufficient to support Wall Data's increased business requirements, then Wall Data will determine whether it desires to replace such items at its expense as provided below. If Wall Data decides not to replace such items, EDS will not be in default of the applicable service level obligations under this Agreement to the extent that such decision adversely affects EDS' ability to properly perform such obligations.

                     Wall Data will be financially responsible for (i) all hardware, Software, equipment, supplies and data/telecommunications services determined to be necessary or desirable in accordance with this Section, and (ii) any service requirements resulting therefrom beyond the scope of services set forth in the Statement of Work, which will be provided by EDS as an Additional Service.

                     The parties agree and acknowledge that, during the period of time in which the measurement activities are to be undertaken pursuant to this Section 2.2(b), EDS will be providing the Base Services pursuant to the terms of this Agreement in a manner so that the delivery of such Base Services reasonably approaches service levels generally recognized within the industry and Wall Data will be obligated to pay EDS for such Base Services during that period.

           (c) Global Services. The parties acknowledge and agree that this Agreement is intended to be a global agreement and that, for any Services to be performed by EDS for Wall Data outside of the United States, such Services will be performed pursuant to local country agreements or Task Orders, as defined in Section 2.4 below, which will be job specific and country specific for those Services in the country or region in which they are to be performed. In performing Services in countries other than the United States, Wall Data acknowledges and agrees that EDS may perform such Services by or through subsidiaries or affiliates of EDS which are situated in that country or region;



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                     provided, however, that EDS and Wall Data will be and
                     remain liable and responsible for their respective obligations under this Agreement and any local country agreements or Task Orders, including the Services being performed and for the payment therefor. Any local country agreement or Task Order, the subject of which is the performance of Services outside of the United States, must be approved in writing by the joint executions of the EDS Account Director and the Wall Data Representative.

           (d) Export Compliance. This Agreement is expressly made subject to any United States of America government laws, regulations, orders or other restrictions regarding export from the United States of computer hardware, software, technical data or derivatives of such software, hardware or technical data. Notwithstanding anything else in this Agreement to the contrary, neither Wall Data nor EDS shall directly or indirectly export (or re-export) any computer hardware, software, or technical data related to the Services provided pursuant to this Agreement or derivatives of such software, hardware or technical data, or permit shipment of same (i) into (or to a national or resident of) Cuba, North Korea, Iran, Iraq, Libya, Syria, or any other country to which the United States has embargoed goods, or
                     (ii) to anyone on the U.S. Treasury Department's List of Specially Designated Nationals, List of Specially Designated Terrorists and List of Specially Designated Narcotics Traffickers, or the U.S. Commerce Department's Denied Parties List, or (iii) to any country or destination for which the United States government or a United States governmental agency requires as export license or other approval for export without first having obtained such license or other approval. This obligation shall survive the expiration or early termination of this Agreement.

           (e) Year 2000 Issues. Wall Data acknowledges and agrees that the Base Services do not include any changes, modifications, updates or enhancements to Wall Data Software or any third-party Software which may be necessary so that all of such Software will (i) operate and produce data on and after January 1, 2000 (including taking into effect that such year is a leap year), accurately and without delay, interruption or error relating to the fact that the time at which and the date on which such product is operating is on or after 12:00 a.m. on January 1, 2000 (including taking into effect that such year is a leap year) or (ii) accept, calculate, process, maintain, store and output, accurately and without delay, interruption or error, all times or dates, or both, whether before, on or after 12:00 a.m. January 1, 2000 (including taking into effect that such year is a leap year), and any time periods determined or to be determined based on any such times or dates, or both. However, EDS would be willing to provide as an Additional Service for an additional charge all such changes, modifications, updates or enhancements to such Software.

2.3 Networking and Telecommunications Services. During the Term, EDS will provide to Wall Data the following services in accordance with the responsibilities and assumptions set forth in this Agreement:


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           (a)       Networking and Telecommunications Services. EDS will
                     acquire, implement and administratively support, on Wall Data's behalf and at Wall Data's expense and with Wall Data's prior written consent to any and all specific services, outbound long distance calling services, 800 inbound services and calling card services and any other telecommunications services in place for Wall Data as of the Effective Date to the extent such services are more particularly described in Sections IV and V of the Statement of Work (the "Networking and Telecommunication Services"). EDS may acquire such services from a telecommunications vendor or vendors as EDS deems appropriate (collectively, the "Vendor") and pass those services on to Wall Data as Services under this Agreement. EDS will provide Wall Data with prior notice of its intent to change Wall Data's existing or future Vendor and will not effect a change in Wall Data's existing or future Vendor that would cause Wall Data to incur increased telecommunication rates or charges for the Networking and Telecommunication Services (excluding increased rates and charges based on Wall Data's usage or business requirements) without Wall Data's prior written consent.

                     EDS will provide such Networking and Telecommunication Services to the Wall Data sites identified in Sections IV and V of the Statement of Work. Section IV (Network Management) and Section V (Telecommunications) of the Statement of Work define the scope of the Networking and Telecommunications Services to be provided by EDS as Base Services under this Agreement. In the event there are substantial technological advances in telecommunications or other related media and, as a result of such advances, complexities are introduced that impact or modify the service levels or functions from those in effect as of the Effective Date with regard to the telecommunications responsibilities of EDS, the parties will negotiate in good faith as to any modifications that should be made in this Agreement as a result thereof.

           (b) Billing Administration. EDS will provide to Wall Data on a monthly basis, a consolidated bill of rated call detail containing the following information: date and time of call, duration, destination (both number and location), and total per Wall Data Location.

           (c) Implementation Plan. EDS will develop and coordinate with Wall Data and Vendor(s) an implementation plan so as to commence the Networking and Telecommunication Services by July 1, 1997.

           (d) Quality, Performance and Remedies. EDS makes no representation or warranty respecting the quality of the Networking and Telecommunication Services made available to it by the Vendor or LEC (as defined in Section 7.1(b)(i) of this Agreement) and provided or made available to Wall Data pursuant to this Agreement. Wall Data's remedies for any service problems with respect to the Networking and Telecommunication Services will be the remedies set forth in the tariff, regulations or agreement applicable to such Vendor or LEC. EDS' responsibility will be to coordinate with Wall Data and communicate with the Vendor or LEC and assist Wall



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                     Data in the proper reporting of the service problem on Wall
                     Data's behalf and passing through to Wall Data any credits received from such Vendor for such service problem.

2.4 Additional Services. Upon the reasonable written request of Wall Data, EDS will, subject to the other terms and conditions of this
           Section 2.4, provide Wall Data with such additional services which are beyond the scope, level or capacity of the Base Services described in this Agreement as Wall Data and EDS agree in accordance with this Section (collectively, the "Additional Services"). The specific request for Additional Services to be supplied by EDS to Wall Data, the compensation to be paid and other related matters shall be expressed in written task orders ("Task Orders") prepared from time to time by EDS in response to a request by Wall Data for Additional Services. Each Task Order will incorporate by reference, and shall be subject to, the terms and conditions of this Agreement. EDS acknowledges and agrees that no billable Additional Services shall begin unless and until a Task Order is executed and delivered by the EDS Account Director and the Wall Data Representative. Each Task Order shall be in such form as the parties mutually agree and shall contain the following information, as applicable:

           (a)       The incorporation, by reference, of this Agreement.

           (b)       The designation of a unique identifying number.

           (c) A description of the services or deliverables to be provided by each party, including any documentation or training to be provided by each party.

           (d) A description of any standards or constraints to be applied to the services performed by EDS.

           (e) A description of the consideration and terms of payment for services or deliverables.

           (f) A description of any items of expense authorized for reimbursement to EDS and the basis for such reimbursement.

           (g) A description of requirements for the delivery and frequency of status reports.

           (h) The name and telephone number of the Wall Data Representative and the EDS Account Director.

           (i) A description of the respective Wall Data responsibilities and EDS responsibilities.

           (j)       The term of the Task Order.

                       ARTICLE III. WALL DATA OBLIGATIONS

3.1        Wall Data Personnel and Management.



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           (a)       Wall Data Representative. During the Term, Wall Data will
                     maintain a designated representative (the "Wall Data Representative") who will be a senior executive of Wall Data and who will be authorized to act as the primary point of contact for EDS in dealing with Wall Data with respect to each party's obligations under this Agreement.

           (b) Transitioned Employees. Wall Data will cooperate with EDS in the performance by EDS of its obligations to offer employment to and hire the Transitioned Employees. Wall Data has not and will not make any representation, promise, or other communication, whether written or oral, to the Transitioned Employees regarding employment with EDS, or the employment benefits, plans, or practices of EDS without obtaining the prior written consent of EDS. Wall Data will direct any such questions to the EDS Account Director. Should EDS request that Wall Data continue to make payments to such employees after they are hired by EDS, Wall Data will do so as an administrative convenience until such personnel can be integrated into the EDS payroll system. In such event, Wall Data will be acting solely as an accommodation to EDS and EDS will reimburse Wall Data for all wages paid and employer's contributions made by Wall Data in connection therewith.

           (c) Bonus. EDS will pay each Transitioned Employee employed by EDS on July 4, 1997 a bonus of $2,000 within thirty (30) days after such date. Prior to EDS' obligation to pay such bonuses, Wall Data will pay EDS a lump sum aggregate amount equal to $2,000 per Transitioned Employee employed by EDS on July 4, 1997.

3.2 Wall Data Operational Obligations. During the Term, Wall Data will, on a timely basis and at no charge to EDS, perform the support services and discharge the obligations described in Schedule 3.2.

3.3 Wall Data Financial Obligations. In addition to the payment of certain out-of-pocket expenses provided in Section 7.1(c), Wall Data shall pay all costs for the acquisition of, or costs associated with, any and all Software (including, without limitation, the Wall Data Software and the Wall Data-Vendor Software), and hardware (including, without limitation, the Wall Data-Owned Equipment and the Wall Data Leased Equipment) related to or which may be necessary (as determined by the Executive Steering Committee and approved by Wall Data in accordance with Section 2.2(b)) for the performance of the Services by EDS pursuant to this Agreement, it being hereby acknowledged by the parties that such items are not being assigned to, or being assumed by, EDS, but shall remain or be the financial responsibilities of Wall Data. In addition to any other financial responsibilities of Wall Data expressly provided herein, Wall Data will pay all costs and expenses related to each item which is to be provided by Wall Data pursuant hereto and for which the financial responsibility has not been expressly assumed by EDS under this Agreement, including, without limitation, the items set forth in Sections 3.1 and 3.2.

                  ARTICLE IV. EQUIPMENT AND RELATED AGREEMENTS



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4.1        Wall Data-Owned Equipment. During the Term, Wall Data will furnish to
           EDS for EDS' use in providing the Services at no charge, the equipment owned by Wall Data that is either listed on the attached
           Schedule 4.1 or which is purchased by Wall Data subsequent to the Effective Date for information technology purposes (and which is added to Schedule 4.1 by mutual consent of the parties)
           (collectively, the "Wall Data-Owned Equipment"). The Wall Data-Owned Equipment will remain the property of Wall Data and, as such, Wall Data will have and retain all ownership and control of the Wall Data Owned Equipment. Wall Data will pay all costs and expenses with respect to the Wall Data-Owned Equipment, including, without limitation, depreciation, insurance and taxes.

4.2 Wall Data Leased Equipment. During the Term, Wall Data will furnish to EDS for EDS' use in providing the Services, at no charge to EDS, complete use and Access to the equipment leased by Wall Data that is listed on the attached Schedule 4.2 or which is leased by Wall Data subsequent to the Effective Date for information technology purposes (and which is added to Schedule 4.2 by mutual consent of the parties) (collectively, the "Wall Data Leased Equipment"). Wall Data will pay all costs and expenses with respect to the Wall Data Leased Equipment, including, without limitation, all lease payments, insurance and taxes, and Wall Data will also pay all costs necessary to obtain Access for EDS to the Wall Data Leased Equipment.

4.3 Third Party Approvals. Wall Data and EDS will work together to take all actions necessary to obtain any consents, approvals, or authorizations from third parties necessary for EDS to lawfully access, operate, and use (at or from any location where the Services are to be provided) the Wall Data-Owned Equipment and the Wall Data Leased Equipment. The payment of any costs and expenses incurred will be borne solely by Wall Data.

4.4 Service Agreements. Subject to the terms and conditions set forth in this Section 4.4 and subject to Wall Data obtaining any required consents, Wall Data will assign to EDS all of Wall Data's right, title and interest in and to the agreements listed in Schedule 4.4 (collectively, the "Maintenance Agreements") relating to the maintenance of the Wall Data Software, the Wall Data Vendor Software, the Wall Data Owned Equipment and the Wall Data Leased Equipment, and EDS agrees to assume all of Wall Data's obligations arising under the Maintenance Agreements subsequent to the Effective Date. If a required consent is not obtained, then (a) EDS will determine and adopt, subject to Wall Data's prior approval, such alternative approaches as are necessary and sufficient to perform the Services without such required consent, and (b) the parties will mutually agree on any appropriate adjustments to this Agreement, including the scope of Services, Service Levels, and the Monthly Base Charges.

           Wall Data represents and warrants to EDS that, as of the Effective Date, (a) it is not (and, to its knowledge, the provider of the maintenance services is not) in default in any material respect under any of the Maintenance Agreements, and (b) it has delivered to EDS full and complete copies of the Maintenance Agreements (including any amendments thereto) prior to the Effective Date. Wall Data agrees that the representations and warranties contained in this Section 4.4 will be true and correct as of the Effective Date. Wall Data agrees that it will not amend any of the Maintenance Agreements prior to the Effective Date without the prior



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           written consent of EDS. Wall Data and EDS agree to execute and deliver an assignment and assumption agreement in a form that is mutually agreed to by the parties evidencing the assignment and assumption of the Maintenance Agreements contemplated by this
           Section 4.4.

4.5 Further Assurances. Wall Data and EDS agree to execute and deliver such other instruments and documents as either party reasonably requests to evidence or effect the transactions contemplated by this Article.

4.6 Agency Appointment. Wall Data hereby appoints EDS as its sole agent for all matters pertaining to the operation of the Wall Data-Owned Equipment and the Wall Data Leased Equipment and will promptly notify all appropriate third parties of such appointment. Notwithstanding the foregoing, EDS will have no authority to (a) cause Wall Data to incur any material cost or expense with regard to the Wall Data-Owned Equipment or the Wall Data Leased Equipment, or (b) amend, modify or waive any rights or interests contained in any Wall Data agreement relating to the Wall Data-Owned Equipment or the Wall Data Leased Equipment, without Wall Data's prior approval.

                               ARTICLE V. SOFTWARE

5.1 Wall Data Software. Wall Data Software will remain Wall Data's property and EDS will have no ownership interests or other rights in the Wall Data Software, except as provided in this Section. Wall Data grants to EDS the right to Access Wall Data Software, without charge to EDS, to provide the Services. The Wall Data Software will be made available to EDS on such media as may be reasonably requested by EDS, together with existing documentation and other materials.

5.2 Wall Data-Vendor Software. On or before the date EDS will begin to access such Software, Wall Data and EDS will work together to obtain all consents necessary to permit EDS to Access or operate the Wall Data-Vendor Software and Wall Data will pay all costs and expenses associated therewith. Wall Data will provide written evidence of such consents to EDS upon EDS' request. The Wall Data-Vendor Software will be made available to EDS, together with documentation and other materials related to the Wall Data-Vendor Software that were originally delivered to Wall Data by the applicable vendor. During the term of this Agreement, Wall Data will pay all required (as determined by the Executive Steering Committee and approved by Wall Data in accordance with Section 2.2(b)) license, installation and upgrade fees with respect to the Wall Data-Vendor Software. Nothing contained in this Agreement will require either party to violate the proprietary rights of any third party in any Software.

5.3 EDS Software. EDS Software will remain EDS' property and Wall Data will have no rights or interests therein except that, upon the expiration or early termination of this Agreement (except for termination due to non-payment by Wall Data) and subject to the other terms and conditions of this Agreement, EDS shall grant to Wall Data a perpetual, nontransferable, nonexclusive, royalty-free license to use, after the Expiration Date, any application software programs (including existing documentation) of any EDS Software then being used by EDS in rendering services to Wall Data (the "Licensed Programs"), subject to Wall Data and EDS entering into an agreement, in form and substance reasonably satisfactory to EDS and Wall Data, containing such terms and conditions as may be appropriate.

5.4 EDS-Vendor Software. EDS will obtain all consents necessary to permit EDS to Access or operate the EDS-Vendor Software and will pay all costs and expenses associated therewith. During the term of this Agreement, EDS will pay all required license, installation, maintenance and upgrade fees with respect to the EDS-Vendor Software.

5.5 EDS Development Tools. EDS retains all right, title and interest in and to any and all Software (excluding the Wall Data Software), software development tools, know how, methodologies, processes, technologies or algorithms used in providing any Services which are based upon trade secrets or proprietary information of EDS or otherwise owned or licensed by EDS (collectively, the "EDS Development Tools"), and Wall Data shall have no right, title or interest in and to the EDS Development Tools except as provided in the following sentence. Upon the expiration or termination of this Agreement, and subject to the other terms and conditions of this Agreement, EDS shall grant to Wall Data a perpetual, nontransferable, nonexclusive, royalty-free license to use, after the Expiration Date, any EDS Development Tools then being used by EDS in rendering the Services to Wall Data to be used solely for the internal business use of Wall Data, subject to Wall Data and EDS entering into an agreement, in form and substance reasonably satisfactory to EDS and Wall Data, containing such terms and conditions as may be appropriate.

             ARTICLE VI. CONFIDENTIALITY, SECURITY AND AUDIT RIGHTS

6.1 Wall Data's Data. Information relating to Wall Data or its customers, OEMs, licensors or other third parties contained in Wall Data's data files ("Wall Data's Data") is the exclusive property of Wall Data. EDS is authorized to have access to and make use of Wall Data's Data as appropriate for the performance by EDS of its obligations under this Agreement. Upon the termination or expiration of this Agreement, EDS will return to Wall Data all of Wall Data's Data in EDS' then existing machine-readable format and media or in any other then existing format and media. EDS will not use Wall Data's Data for any purpose other than providing the Services.

6.2 Confidentiality. Except as otherwise provided in this Agreement, EDS and Wall Data each agree that all information communicated to it (through its employees, agents, consultants or subcontractors) by the other or the other's affiliates, or otherwise obtained through the performance of the Services or by reason of physical presence at the respective party's facilities (with respect to information the recipient should reasonably have known was confidential) whether before or after the Effective Date, including, without limitation, Wall Data Software, Wall Data's Data, EDS Software, trade secrets, proprietary process, and the terms of this Agreement, will be received in strict confidence, will be used only for purposes of this Agreement, and will not be disclosed by the recipient party, its agents, subcontractors or employees without the prior written consent of the other party. Each party agrees to use the same means it uses to protect its own confidential information, but in any event not less than reasonable means, to prevent the disclosure of such information to outside parties. However, neither party shall be prevented from disclosing information which belongs to such party or is (a) already known by the recipient party without an obligation of confidentiality other than pursuant to this Agreement; (b) publicly known or becomes publicly known through no unauthorized act of the recipient party; (c) rightfully received from a third party; (d) independently developed without use of the other party's confidential information; (e) disclosed without similar restrictions to a third party by the party owning the confidential information; (f) approved by the other party for disclosure in writing; or (g) required to be disclosed pursuant to a requirement of a governmental agency or law if the disclosing party provides the other party with notice of this requirement prior to disclosure. The provisions of this Section will survive the expiration or termination of this Agreement for any reason.

6.3 Security. EDS will comply with the security procedures that are in effect at the Wall Data Locations as of the Effective Date as made known to EDS. EDS will also institute such additional security procedures at the Wall Data Locations that Wall Data reasonably requests as an Additional Service. Wall Data will provide all necessary security personnel and related equipment at the Wall Data Locations. Except as to (a) Wall Data's need to access certain information including Wall Data's Data for the purposes of Sections
           6.2 and 6.4, and (b) a mutually agreed list of Wall Data employees, agents, contractors or invitees, without the prior written consent of EDS (such consent not to be unreasonably withheld), no employee, agent, contractor or invitee of Wall Data will operate or assist in operating equipment or Software to be used by EDS under this Agreement in any data center located at the Wall Data Locations or any shared EDS data center.

6.4 Audit Rights. EDS will provide auditors and inspectors that Wall Data designates in writing with reasonable access for the limited purpose of performing audits or inspections of Wall Data's business. EDS will provide reasonable assistance of a routine nature to such auditors and inspectors, and EDS will provide additional assistance as an Additional Service. EDS will not be required to provide such auditors and inspectors access to data of EDS customers, other than Wall Data, or proprietary data of EDS.

                          ARTICLE VII. PAYMENTS TO EDS

7.1        Charges for Services

           (a)       Monthly Base Charges.

                     (i) In consideration for the performance by EDS of the Base Services, for each month following the Effective Date, Wall Data will pay EDS the Monthly Base Charges set forth in Schedule 7.1 (the "Monthly Base Charges"), as may be adjusted in accordance with this Article. EDS will invoice each such Monthly Base Charges on the first business day of the month to which it relates and such Monthly Base Charges will be due and payable thirty (30) days after the date of the invoice. The Monthly Base Charges for any partial month will be prorated on a per diem basis. In addition to the payment of the Monthly Base Charges, Wall Data will also make payments for any Additional Services which EDS may be providing to Wall Data pursuant to the terms and conditions of this Agreement.

                     (ii) The parties agree and acknowledge that, for any of the Services provided by EDS outside of the United States, EDS may invoice and collect such payments in the local currency of the country or region in which such Services were provided.

                     (iii) In addition to the above, the parties agree that, during each November during the Term (the "Annual Review Meeting"), the parties will meet and jointly review the amount of the Monthly Base Charges (including the Networking and Telecommunication Services charges) for the upcoming year of the Term in comparison to the business plan (as it relates to information technology), the information technology budget of Wall Data, and Wall Data's planned revenue growth rate (as determined by Wall Data's board of directors) for the upcoming year. If such a review reflects that there is a significant disparity between the amount of the Monthly Base Charges for such upcoming year of the Term and the business plan, budgets and planned revenue growth rate of Wall Data, the parties will negotiate in good faith as to the amounts of the Monthly Base Charges for the upcoming year (which may include a proposed change in the usage rates to be charged for the Networking and Telecommunication Services); provided, however, that, if the parties can not agree on such amounts within thirty (30) days after such meeting, the amounts for the Monthly Base Charges will be adjusted in accordance with the calculation set forth in Schedule 7.1.

                               The parties further agree that, during each May during the Term (or at such later date as either party may request), the parties will meet again and jointly review the impact of a Material Growth Change (as defined below), if any, to the Wall Data planned revenue growth rate presented to EDS at the applicable Annual Review Meeting and negotiate in good faith the appropriate adjustments to the Monthly Base Charges based on the Material Growth Change; provided, however, that, if the parties can not agree on such adjustments within thirty (30) days after such meeting, the parties will adjust the Monthly Base Charges in accordance with the calculation set forth in Schedule 7.1. For purposes of this Section 7.1(a)(iii), a "Material Growth Change" shall mean a revision in Wall Data's planned revenue growth rate as adopted in good faith by Wall Data's board of directors.

           (b)       Networking and Telecommunications Services Charges.

                     (i) Wall Data will pay, in the manner reflected in this Section 7.1(b), to EDS all charges billed pursuant to the billing administration section of the Networking and Telecommunication Services in
                               Section 2.3(b), which shall consist of recurring, non-recurring and usage charges (including applicable billings to the Vendor (as defined in Section 2.3(a)) from the applicable Local Exchange Carriers ("LEC's") but excluding applicable billings to Wall Data from the applicable LECs) and applicable taxes with respect to the services provided or made available to Wall Data under this Agreement. Such charges shall be based upon and subject to EDS' agreement with the Vendor providing such services, including all tariffs, rates, volume commitments, discounts, restrictions, covenants, regulations and other conditions contained therein and applicable thereto from time to time. In addition to any such agreement between EDS and the Vendor and potential changes thereto, as permitted by the Federal Communications Commission and the state utility commissions, the LECs may, from time to time, effect tariff revisions which will change the recurring (access) and intrastate usage charges to EDS. When this occurs, EDS will adjust its charges to Wall Data to reflect such changes and will notify Wall Data as promptly as possible of any such change. In addition, the parties acknowledge that charges to Wall Data for any given month will be based upon Wall Data calling patterns for such month, including originating locations, locations called, frequency of calls, length and time of calls and other such factors, and that such charges may therefore fluctuate accordingly from month to month. The usage rates that will be charged by EDS to Wall Data for the Networking and Telecommunication Services are reflected in
                               Schedule 7.1(b), attached hereto and made part hereof.

                               As to the manner of payment for the Networking and Telecommunication Services provided by EDS, the parties will establish for Wall Data a dollar amount which shall be a baseline (the "Baseline") on Networking and Telecommunication Services usage which shall be based on the average recurring, non-recurring and usage charges incurred by Wall Data in the three (3) months immediately preceding the Effective Date. The Monthly Base Charges paid to EDS will include the Networking and Telecommunications

                               Services Baseline amount. Each calendar quarter during the Term, EDS and Wall Data will have a reconciliation of the Networking and Telecommunication Services payments as to the amounts paid to EDS (based on the Baseline amounts) as compared to the actual usage amounts (both as to actual usage greater than and less than the Baseline). Due to the information that will be available at the time of the reconciliation, such reconciliation will be for the last month of the immediately prior calendar quarter and the first two (2) months of the calendar quarter which would have just concluded prior to the reconciliation. The parties agree and acknowledge that Wall Data shall ultimately be responsible and liable to pay only for its actual usage of the Networking and Telecommunication Services. On an annual basis, the parties will negotiate in good faith to adjust the amount of the Baseline as it compares to the charges then in effect.

                     (ii) Certain LEC Charges. The LECs providing Networking and Telecommunication Services to Wall Data under this Agreement may require non-recurring installation charges for implementation of such Services. Such charges, if billed to EDS, will be passed directly through to Wall Data at the amount charged to EDS by the LECs. Should Wall Data choose to provide access to the Networking and Telecommunication Services through its LEC rather than through the Vendor, Wall Data shall be responsible for coordinating with such LEC and assuring such LEC's coordination with the Vendor for implementation and support of such access, and for any recurring or non-recurring charges associated with such access, whether such charges are billed to Wall Data or EDS.

                               (iii) Pre-Service Conversion Date Charges. For any conversions that may need to occur for EDS to provide the Networking and Telecommunication Services, if any, for each Wall Data Location, Wall Data will retain all financial responsibility for voice telecommunications services for the period prior to the date that the Vendor or LEC converts the Networking and Telecommunication Services (the "Service Conversion Date"), whether the charges for such services are received by Wall Data or EDS either prior to or following the Service Conversion Date.

                               (iv) Taxes. There will be added to any charges hereunder, if applicable, and Wall Data shall pay to EDS, amounts equal to any taxes, however designated or levied, based upon such charges, or upon this Agreement and Networking and Telecommunication Services or Telecommunications Equipment provided hereunder, or their use, including state and local sales, use, privilege or excise taxes based on gross revenue, and any taxes or amounts in lieu thereof paid or payable by EDS in respect of the foregoing, exclusive, however, of franchise taxes, taxes based on net income of EDS and taxes incurred by EDS pursuant to the Washington business and occupations tax law.

                               Should Additional Services be required by Wall Data which change the scope of the Networking and Telecommunication Services offered pursuant to this Agreement, Section 2.4 of the Agreement will apply. Unless otherwise stated in this Section 7.1(b), all payments shall be made in accordance with Article VII of this Agreement.

           (c) Out-of-Pocket Expenses. In addition to the payment of the Monthly Base Charges or the fees for any Additional Services, Wall Data will pay for all reasonable out-of-pocket expenses that Wall Data has given prior written authorization. Such out-of-pocket expenses include, without limitation, travel and travel-related expenses that are directly related to the provision by EDS of the Services.

           (d) Adjustment for Significant Business Changes. If, during the Term, Wall Data, (i) is merged into another entity or another entity is merged into Wall Data, (ii) is sold to or purchased by another entity or Wall Data buys or purchases another entity, (iii) experiences a change from its operations which results in a substantial change in its financial standing or net worth as of the Effective Date, or (iv) experiences any other type of business modification which results in a substantial change in Wall Data's need for the quantity or quality of the Services to be provided by EDS pursuant to the terms of this Agreement, then, in any of such events, upon written request of either party to this Agreement, the parties will negotiate in good faith to reach a mutually agreeable adjustment in the amount of the payments to made by Wall Data to EDS and any other related provisions to this Agreement as may be necessary or desired as a result of the events stated above. Except as provided in Section 9.5, in no event will this Section 7.1(d) be grounds for termination of this Agreement unless the parties mutually agree to so terminate this Agreement for such a significant business change.

7.2        Cost of Living Adjustment.

           (a) Adjustment. Except with respect to the period commencing on the Effective Date and ending on November 1, 1997, if the Consumer Price Index for all Urban Consumers, U.S. City Average, for All Items (1982-84 = 100), as published in the Bureau of Labor Statistics of the Department of Labor (the "CPI"), shall on November 1st of each year during the Term, commencing with November 1, 1998, (the "Current Index") be higher or lower than the CPI at the previous November 1st (such CPI, the "Base Index"), then, effective as of the following January 1st, all charges for Services under this Agreement attributable to the period following such January 1st (other than charges based upon then current EDS rates and the rates for the Networking and Telecommunication Services), as previously adjusted pursuant to this Section, shall be increased by [*] of the percentage that the Current Index increased from the Base Index. With respect to the period commencing on the Effective Date and ending on November 1, 1997, if the CPI shall on November 1, 1997 (the "November Index") be higher or lower than the CPI as of the Effective Date (the "May Index"), then, effective as of January 1, 1998, all charges for Services under this Agreement attributable to the period following such January 1st (other than charges based upon then current EDS


-----------------
* Confidential treatment requested.

                     rates and the rates for the Networking and Telecommunication Services), shall be increased by [*] of the percentage that the November Index increased from the May Index.

           (b) Change of Index. In the event that the Bureau of Labor Statistics should stop publishing the CPI or should substantially change the content or format thereof, the parties hereto shall substitute therefor another comparable measure published by a mutually acceptable source; provided, however, that if such change is merely to redefine the base year for the CPI from 1982-84 to some other year, the parties shall continue to use the CPI, but shall, if necessary, convert either the Base Index or the Current Index to the same basis as the other by multiplying such index by the appropriate conversion factor.

           (c) Foreign Countries. The parties agree that for any Additional Services performed in countries other than the United States, if the compensation for such Additional Services is paid in the local currency, the payments for such Additional Services will be subject to adjustment for the cost of living in such countries using the index in that country that is the most similar to the CPI.

7.3 Time of Payment. Any sum due EDS hereunder for which a time for payment is not otherwise specified will be due and payable thirty
           (30) days from the date of the invoice. Any sum due EDS hereunder that is not paid when due will thereafter be subject to and bear interest until paid at the lesser of (a) the prime rate established from time to time by Citibank, New York N.A. plus two percent per annum, or (b) the maximum rate of interest allowed by applicable law.

7.4 Taxes. There will be added to any charges for Services hereunder, and Wall Data shall pay to EDS, amounts equal to any taxes or assessments, however designated or levied, based upon such charges, or upon this Agreement or the Software, services or items provided hereunder by EDS, or their use, including state and local sales, use, privilege or excise taxes based on gross revenue (or any similar taxes or assessments in countries other than the United States), and any taxes or amounts in lieu thereof paid or payable by EDS in respect of the foregoing, exclusive, however, of franchise taxes, taxes based on net income of EDS and taxes incurred by EDS pursuant to the Washington business and occupations tax law.

7.5 Verification of Costs. The terms set forth in this Agreement are based upon information furnished by each of the parties to the other. Both parties believe that such information is accurate and complete. However, if any such information should prove to be inaccurate or incomplete in any material respect, the two parties will negotiate in good faith to make appropriate adjustments to the provisions hereof, including, without limitation, the charges for Services provided by EDS.

7.6 Supporting Documentation. Upon the reasonable request of Wall Data, EDS shall make available to Wall Data for review documentation appropriate thereto which supports EDS' time and material charges and out-of-pocket expenses hereunder.

           --------
           * Confidential treatment requested.

                        ARTICLE VIII. DISPUTE RESOLUTION

8.1 Annual Quality Review. At least annually, EDS and Wall Data will meet to review the performance of their obligations under this Agreement, including providing Wall Data with a customer satisfaction survey and conducting interviews with Wall Data management personnel by EDS personnel. EDS and Wall Data will meet to review the results of each quality review and measure continuous service improvement. In addition, plans for future information technology activities and work schedules will be reviewed by the parties.

8.2 Performance Review. During the course of the long-term relationship provided for in this Agreement, disputes, controversies or claims may arise between the parties. To minimize the expense to and impact on each party of formally resolving such disputes, controversies and claims, the EDS Account Director and the Wall Data Representative will meet regularly to review the performance of each party of its obligations under this Agreement. If the parties are unable to resolve a dispute, controversy or claim through this performance review process, upon the written request of either party, each party will appoint a representative whose task it will be to meet for the purpose of resolving the dispute, controversy or claim. Such representatives will discuss the dispute, controversy or claim and negotiate a resolution in good faith, without the necessity of any formal proceeding relating thereto. No formal proceedings for the resolution of such dispute, controversy or claim may be commenced until either or both of the appointed representatives conclude in good faith that amicable resolution through continued negotiation of the matter is not likely. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

8.3        Arbitration.

           (a) Procedures. Any dispute, controversy or claim arising out of or related to this Agreement, or the creation, validity, interpretation, breach or termination of this Agreement, that the parties are unable to resolve through informal discussions or negotiations pursuant to Section 8.2, will be submitted to binding arbitration using the following procedure:

                     (i) The arbitration will be held in Seattle, Washington, or wherever both parties may mutually agree, before a panel of three arbitrators. Either party may demand arbitration in writing, by serving on the other party a statement of the dispute, controversy or claim, and the facts relating or giving rise thereto, in reasonable detail, and the name of the arbitrator selected by it.

                     (ii) Within 30 days after such demand, the other party will name its arbitrator, and the two arbitrators named by the parties will, within 30 days after such demand, select the third arbitrator.

                     (iii) The arbitration will be governed by the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), except as expressly provided in this Section. However, the arbitration will be administered by any organization mutually agreed upon by the parties. If the parties are unable to agree upon the organization to administer the arbitration, it will be administered by the AAA. The arbitrators may not amend or disregard any provision of this Agreement or applicable law.

                     (iv) The arbitrators will allow such discovery as is appropriate to the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The arbitrators will reference the rules of evidence of the Federal Rules of Civil Procedure then in effect in setting the scope and direction of such discovery. The arbitrators will not be required to make findings of fact or render opinions of law.

                     (v) The decision of and award rendered by the arbitrators will be final and binding on the parties. Judgment on the award may be entered in and enforced by any court of competent jurisdiction.

           (b) Enforcement. Other than those matters involving injunctive relief as a remedy, or any action necessary to enforce the award of the arbitrators, the provisions of this Section are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute, controversy or claim arising out of or related to this Agreement or the creation, validity, interpretation, breach or termination of this Agreement. The provisions of this Section will survive the expiration or termination of this Agreement for any reason. Nothing in this Section prevents the parties from exercising the termination rights set forth in this Agreement.

           (c) Services during Arbitration. Unless EDS is bringing an action under this Section for nonpayment of undisputed amounts by Wall Data or if Wall Data has failed to place a disputed amount into escrow pursuant to Section 9.2, EDS will continue to provide the Services, and Wall Data shall continue to make payments to EDS in accordance with this Agreement during the arbitration proceedings.

8.4 Sole and Exclusive Venue. SUBJECT TO THE PROVISIONS OF SECTION 8.3(b), EACH PARTY IRREVOCABLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING BROUGHT BY IT IN ANY WAY ARISING OUT OF THIS AGREEMENT MUST BE BROUGHT SOLELY AND EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF WASHINGTON AT SEATTLE OR IN THE STATE COURTS OF THE STATE OF WASHINGTON AND EACH PARTY IRREVOCABLY ACCEPTS AND SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF EACH OF THE AFORESAID COURTS IN PERSONAM, GENERALLY AND UNCONDITIONALLY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING BROUGHT BY OR AGAINST IT BY THE OTHER PARTY; provided, however that this paragraph shall not prevent a party against whom any legal action, suit or proceeding is brought by the other party in the state courts of the State of Washington from seeking to remove such legal action, suit or proceeding, pursuant to applicable Federal law, to the district court of the United States for the district and division embracing the place where the action is pending in the state courts of the State of Washington and in the event an action is so removed, each party irrevocably accepts and submits to the jurisdiction of the aforesaid district court. Each party hereto further irrevocably submits to the service of process required by the State of Washington. EXCEPT AS PERMITTED UNDER THE IMMEDIATELY PRECEDING SENTENCE, EACH PARTY HEREBY IRREVOCABLY COVENANTS AND AGREES NOT TO BRING ANY LEGAL ACTION, SUIT OR PROCEEDING IN ANY WAY ARISING OUT OF THIS AGREEMENT IN ANY OTHER COURT OR IN ANY JURISDICTION AND AGREES NOT TO ASSERT ANY CLAIM, WHETHER AS AN ORIGINAL ACTION OR AS A COUNTERCLAIM OR OTHERWISE, AGAINST THE OTHER IN ANY OTHER COURT OR JURISDICTION. Each party hereto hereby irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court. As the only exception to any of the above, if a party is entitled to seek injunctive or other equitable relief which is not available in the venue specified in this Section, this Section shall not be deemed to be a bar to the party seeking such relief if such relief is wholly non-monetary injunctive or other equitable relief.

                             ARTICLE IX. TERMINATION

9.1        Termination for Cause.

           (a) Except as provided in Section 9.1(b) and except for a default by Wall Data in its obligation to pay EDS, if either party materially defaults in the performance of any of its obligations under this Agreement, which default shall not be substantially cured within 30 days after written notice is given to the defaulting party specifying the default then, the party not in default, by giving written notice to the defaulting party, may terminate this Agreement as of a date specified in the notice of termination.

           (b) With respect to a material default which cannot reasonably be cured within 30 days, if the defaulting party fails to immediately (1) proceed to commence curing said default at the beginning of such thirty-day period, (2) proceed with all due diligence to substantially cure that default, and
                     (3) commit the necessary resources as described in Section 9.1(d), or if such default is not substantially cured within 120 days after the defaulting party's receipt of written notice specifying the default, then, the party not in default, by giving written notice to the defaulting party, may terminate this Agreement as of a date specified in the notice of termination.



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

           (c) If either party has repeatedly committed material defaults in the performance of any of its obligations under this Agreement, as described in Sections 9.1(a) and (b), then the party not in default, by giving thirty (30) days written notice to the defaulting party, may terminate this Agreement as of a date specified in the notice of termination.

           (d) With respect to Sections 9.1(a) and (b), each party agrees that, upon receipt of a default notice under this Section 9.1, it will immediately commence all commercially reasonable efforts to resolve or cure the specified default and to commit the resources necessary, at the defaulting party's expense, to resolve or cure the specified default as soon as possible. If EDS is the defaulting party, Wall Data may immediately escalate the alleged default to either the EDS Hi-Tech Manufacturing SBU President or Vice President of Operations for resolution.

9.2 Termination for Nonpayment. If Wall Data defaults in the payment when due of any amount due to EDS and does not cure such default within 15 days after being given written notice of such default, then EDS, by giving written notice thereof to Wall Data, may terminate this Agreement as of a date specified in such notice of termination provided, however, (a) if the nonpayment is [*] or more and is the result of a good faith dispute regarding EDS' performance under this Agreement, Wall Data may pay amounts claimed to be due into an escrow account maintained by a disinterested third party, and in such event, Wall Data shall not be in default under this Section 9.2, and
           (b) if the nonpayment is less than [*] and is the result of a good faith dispute regarding EDS' performance under this Agreement, Wall Data and EDS shall promptly negotiate in good faith to reach a settlement to the dispute.

9.3 Termination for Insolvency. Subject to the provisions of Title 11, United States Code, if either party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other party, by giving written notice to such party, may terminate this Agreement as of a date specified in such notice of termination.

9.4 Termination for Convenience. On each of the fourth, sixth and eighth anniversaries of the Effective Date, Wall Data will have a one-time option to terminate this Agreement. Wall Data may exercise its option to terminate this Agreement on either (a) the fourth anniversary of the Effective Date (the "First Termination Date") by notifying EDS in writing of Wall Data's intention to terminate this Agreement at least nine (9) months prior to such fourth anniversary, (b) the sixth anniversary of the Effective Date (the "Second Termination Date") by notifying EDS in writing of Wall Data's intention to terminate this Agreement at least nine (9) months prior to such sixth anniversary; or (c) the eighth anniversary of the Effective Date (the "Third Termination Date") by notifying EDS in writing of Wall Data's intention to terminate this Agreement at least nine (9) months prior to such eighth anniversary; provided that (i) Wall Data is not then and does not become in default under any of the terms of this Agreement prior to the First Termination Date, the

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           Second Termination Date, or the Third Termination Date, as
           applicable, (and any such default is not timely cured), and (ii) on or before the First Termination Date, the Second Termination Date, or the Third Termination Date, as applicable, Wall Data pays to EDS the termination fee as described in the following table (the "Termination Fee").

             Fourth Year Option     The Termination Fee shall be an amount
                                    equal to the sum of (i) the [*] for
                                    [*] rendered [*] immediately preceding the [*] and (ii) the [*] (as defined below).

             Sixth Year Option      The Termination Fee shall be an amount
                                    equal to the sum of (i) the [*] for
                                    [*] rendered [*] immediately preceding the [*], and (ii) the [*].

             Eighth Year Option     The Termination Fee shall be an amount
                                    equal to the sum of (i) the [*] for
                                    [*] rendered [*] immediately preceding the [*], and (ii) the [*].

           The term "Hardware Charges" shall mean any amounts related to the purchase or lease by EDS of hardware (with such purchases or leases being completed with Wall Data's written consent) to be used to provide the Services to Wall Data pursuant to this Agreement; provided, however, that such amounts are either the non-depreciated amounts on EDS' books for purchased hardware or the outstanding amounts due and payable by EDS under the applicable lease for any of such hardware. Upon EDS' receipt of payment for such Hardware Charges, EDS will either, as applicable, convey title to, or assign the lease of, such hardware to Wall Data.

           The parties do not intend that the Termination Fee will be a penalty or liquidated damages but that it is consideration for EDS' accommodation of Wall Data's desire to have the ability to terminate this Agreement prior to the Expiration Date. The parties acknowledge and agree that, upon EDS' receipt of the Termination Fee, Wall Data will not thereafter be held in default of this Agreement for terminating this Agreement prior to the Expiration Date.

9.5 Termination for Change of Control. If at any time after the one year anniversary of this Agreement, Wall Data sells all or substantially all its assets to an unaffiliated third party or sells a sufficient amount of its issued and outstanding stock to an unaffiliated third party and such sale effects a change in control (for purposes of this Section 9.5, "control" meaning the right to primarily direct and manage the operations of Wall Data), then Wall Data may terminate this Agreement, by, after reaching an agreement in principle to


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           consummate such sale, providing EDS with at least nine (9) months prior written notice of Wall Data's intention to terminate this Agreement; provided that (a) Wall Data is not then and does not become in default under any of the terms of this Agreement prior to the termination date as specified in Wall Data's notice (the "Change of Control Termination Date"), and any such default is not timely cured, and (b) on or before the Change of Control Termination Date, Wall Data pays to EDS the "Change of Control Termination Fee" calculated as follows: (i) if the sale occurs during [*] through [*] of this Agreement (as measured from the Effective Date), the Change of Control Termination Fee shall be an amount equal to the [*] during the [*] period immediately preceding the Change of Control Termination Date, and (2) [*], (ii) if the sale occurs during [*] through [*] of this Agreement (as measured from the Effective Date), the Change of Control Termination Fee shall be an amount equal to the [*] during the [*] period preceding the Change of Control
           Termination Date, and (2) [*], or (iii) if the sale occurs during [*] of this Agreement (as measured from the Effective Date), the Change of Control Termination Fee shall be an amount equal to the [*] during the [*] period immediately preceding the Change of Control Termination Date, and (2) [*]. Upon EDS' receipt of payment for such Hardware Charges, EDS will either, as applicable, convey title to, or assign the lease of, such hardware to Wall Data.

           The parties do not intend that the Change of Control Termination Fee will be a penalty or liquidated damages but that it is consideration for EDS' accommodation of Wall Data's desire to have the ability to terminate this Agreement prior to the Expiration Date. The parties acknowledge and agree that, upon EDS' receipt of the Change of Control Termination Fee, Wall Data will not thereafter be held in default of this Agreement for terminating this Agreement prior to the Expiration Date.

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9.6        Transition Services upon Termination.

           (a) Services. In connection with the termination of this Agreement at the Expiration Date or by Wall Data pursuant to Sections 9.1, 9.3, 9.4, 9.5, 11.9(b), or 11.9(c), EDS
                     will contribute, assist and comply with Wall Data's reasonable directions to cause the orderly transition and migration to Wall Data or a third party company to whom Wall Data would be transferring the Services from EDS of all Services then being performed by EDS (the "Termination Transition"). Wall Data, its employees, and agents will cooperate in good faith with EDS in connection with EDS' obligations under this Section and Wall Data will perform its obligations under the Transition Plan (as defined in this Section). EDS will perform the following obligations (and such other obligations as may be contained in the Transition Plan) at Wall Data's expense unless otherwise stated below or as mutually agreed in the Transition Plan.

                     (i) EDS and Wall Data will work together to develop a transition plan (the "Transition Plan") setting forth the respective tasks to be accomplished by each party in connection with the orderly transition and a schedule pursuant to which the tasks are to be completed.

                     (ii) EDS will provide Wall Data with detailed specifications for hardware or other equipment which Wall Data will require to properly perform the services and procedures previously performed by EDS.

                     (iii) Wall Data may purchase from EDS at its net book value, and subsequently assume the leases (provided such leases are assumable) for, any hardware owned or leased by EDS and which is dedicated to providing the Services to Wall Data as of the Expiration Date or the effective date of such termination.

                     (iv) EDS will deliver to Wall Data and will assist in the installation on Wall Data's hardware and equipment the Licensed Programs (as defined in Section 5.3) which are subject to a mutually agreeable license agreement

                     (v) EDS will reasonably assist Wall Data, at Wall Data's expense, in Wall Data's acquisition of any necessary rights to access and use any EDS-Vendor Software and documentation then being used by EDS in connection with the processing of Wall Data's information pursuant to this Agreement.

                     (vi) EDS will deliver to Wall Data (a) copies of existing documentation relating to any Wall Data Software delivered or Licensed Program licensed to Wall Data pursuant to paragraphs
                                 (iv) and (v) of this Section, and (b) such documentation for EDS Vendor Software used at the time of termination of this Agreement by EDS to provide the Services which is available to EDS and which EDS is permitted to furnish to Wall Data.


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

                     (vii) EDS will provide appropriate training for the Wall Data employees who will be assuming responsibility for operation of the Software following the Transition Termination.

                     (viii) Notwithstanding Section 11.7, Wall Data may offer employment to any EDS employee who is then dedicated to providing the Services to Wall Data.

9.7        Regulatory Requirements.  The parties agree as follows:

           (a) EDS and Wall Data specifically acknowledge and agree that this Agreement and the integrated Networking and Telecommunication Services provided hereunder have been negotiated and uniquely customized and tailored to satisfy the special requirements of Wall Data.

           (b) The parties further agree that if any Networking and Telecommunication Services provided hereunder are required by a specific decision of applicable regulatory or judicial authority to be provided under tariff, or if a decision by a regulatory authority at the federal, state or local level materially alters or invalidates this Agreement, or any material provision hereof, or if Vendor and/or LEC, in their sole discretion, file a tariff for the Networking and Telecommunication Services provided hereunder, then (i) EDS will have the option to negotiate modifications to this Agreement with Wall Data, or (ii) if the parties cannot reach agreement, after good faith negotiations, as to appropriate modifications to this Agreement resulting from such regulatory requirements, then either party may terminate this Agreement as to the Networking and Telecommunication Services, in whole or in part, and EDS will provide to Wall Data a pro-rata refund for any prepaid charges, subject to any limitations set forth in this Agreement, and Wall Data will pay to EDS any charges (such as any Vendor termination fees) that EDS incurs as a result of the terminated Networking and Telecommunication Services. If any of the Networking and Telecommunication Services are required by a specific decision of any applicable regulatory or judicial authority to be provided under tariff or Vendor and/or LEC file a tariff for the Networking and Telecommunication Services provided hereunder, and either party elects option (ii) above, then the party electing such option shall provide to the other written notice at least thirty (30) days prior to termination.

           (c) In no event, however, shall EDS have any liability to Wall Data as a result of any regulatory requirements imposed by any agency of the United States government, state or local governments on a Vendor and/or LEC and any independent actions which the Vendor and/or LEC may undertake which alters the terms, conditions and methodology for providing Networking and Telecommunication Services hereunder or renders the provision of such Networking and Telecommunication Services unlawful.

                ARTICLE X. WARRANTIES, INDEMNITIES AND LIABILITY

10.1       Warranty and Disclaimer.


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

           (a) In all cases where EDS has not committed to a specific performance standard, EDS will provide the Services in accordance with industry practices and standards generally applicable for such Services at the time the Services are rendered.

           (b) While EDS is primarily providing services to Wall Data under this Agreement, EDS may from time to time provide certain hardware, Software and other items as an incidental part of the Services. With the exception of manufacturers' or licensors' warranties which EDS is able to pass through for Wall Data's benefit, such hardware, Software and other items are provided on an "AS IS" basis without warranty. In all cases where EDS has not committed to a specific performance standard, EDS will use reasonable care in providing services.

                     EDS will assign to Wall Data any rights it obtains under warranties given by third party suppliers in connection with any services, hardware, Software or other items provided by EDS pursuant to this Agreement to the extent that such rights are assignable. To the extent that any such warranties are not assignable, EDS agrees that it will, upon the request of Wall Data, take commercially reasonable action to enforce any applicable warranty which is enforceable by EDS in its own name. However, EDS will have no obligation to resort to litigation or other formal dispute resolution procedures to enforce such warranties, unless Wall Data agrees to reimburse EDS for all expense incurred therewith, including reasonable attorney's fees. Subject to the foregoing sentence, in the event of a nonconformance or other performance-related issue with respect to any third-party Software, hardware or services provided through EDS, EDS will coordinate and be the point of contact for resolution of such nonconformance or performance-related issue with the applicable vendor, and will use commercially reasonable efforts (a) to manage such vendor in accordance with the terms and conditions of their respective agreement, (b) to cause the respective vendor to promptly repair or replace the nonconforming item in accordance with the such vendor's warranty or to remedy the performance-related issue in accordance with the terms of the respective vendor's agreement, and (c) to replace nonperforming third party vendors with appropriate vendors recommended by EDS and reasonably approved by Wall Data.

           (c) EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, EDS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE OF ANY SERVICES, HARDWARE, SOFTWARE OR OTHER ITEMS PROVIDED UNDER THIS AGREEMENT.

           (d) Telecommunications Indemnification. Wall Data agrees to indemnify, defend and hold harmless EDS from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of any claims related to



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

                     (i) the abuse or the fraudulent use of the Networking and Telecommunication Services by Wall Data and not EDS or any its agents or subcontractors, which services are provided or made available under this Agreement and (ii) any information, data or message transmitted over the network by Wall Data that constitutes libel, slander, infringement of copyright, invasion of privacy, and/or alteration of private records and data. Any credits received by EDS from a Vendor or LEC as set forth in Section 2.3(d) of this Agreement shall be passed through to Wall Data. EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, EDS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE WARRANTIES OF MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE OF ANY NETWORKING, VOICE OR DATA SERVICE, EQUIPMENT OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT.

10.2 Cross Indemnification. EDS and Wall Data each agree to indemnify, defend and hold harmless the other from any and all damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of, under or in connection with any claim, demand, charge, action, cause of action, or other proceeding:

           (a) for rent or utilities at any location where the indemnitor is financially responsible under this Agreement for such rent or utilities; or

           (b) resulting from an act or omission of the indemnitor in its capacity as an employer of a person and arising out of or relating to (i) federal, state or other laws or regulations for the protection of persons who are members of a protected class or category of persons, (ii) sexual discrimination or harassment, (iii) work related injury or death, (iv) accrued employee benefits not expressly assumed by the indemnitee, and (v) any other aspect of the employment relationship or its termination (including claims for breach of an express or implied contract of employment) and which, in all such cases, arose when the person asserting the claim, demand, charge, action, cause of action or other proceeding was or purported to be an employee of the indemnitor.

10.3 Intellectual Property Indemnification. EDS and Wall Data each agree to defend the other against any action to the extent that such action is based on a claim that Software or confidential information provided by the indemnitor, or any part thereof, (a) infringes a copyright perfected under United States statute, (b) infringes a patent granted under United States law, or (c) constitutes an unlawful disclosure, use, or misappropriation of another party's trade secret. The indemnitor will bear the expense of such defense and pay any damages and attorneys' fees which are attributable to such claim finally awarded by a court of competent jurisdiction. Neither EDS nor Wall Data shall be liable to the other for claims of indirect or contributory infringement or for claims that the software programs of the Wall Data-Vendor Software or EDS-Vendor Software so infringes. If the Software or confidential information becomes the subject of a claim under this Section, or in the indemnitor's opinion is likely to become the subject of such a claim, then the indemnitor may, at its option, (a) replace or



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

           modify the Software or confidential information to make it noninfringing or cure any claimed misuse of another's trade secret, or (b) procure for the indemnitee the right to continue using the Software or confidential information pursuant to this Agreement, or
           (c) replace the Software with reasonably equivalent Software which is noninfringing or which is free of claimed misuse of another's trade secret. Any costs associated with implementing any of the above alternatives shall be borne by the indemnitor.

10.4       Personal Injury and Property Damage.

           (a) EDS and Wall Data shall each be responsible for damages to their respective tangible personal or real property (whether owned or leased), and each party agrees to look only to their own insuring arrangements (if any) with respect to such damages.

           (b) EDS and Wall Data each shall be responsible for claims for the death of or personal injury to any person (including any employee of either party), and claims for damages to any third party's tangible personal or real property (whether owned or leased), in accordance with the common law of the jurisdiction in which such claim occurred. Each party shall indemnify, defend and hold harmless the other party from any and all claims, actions, damages, liabilities, costs and expenses, including without limitation, reasonable attorneys' fees and expenses, arising out of claims for which the indemnitor is responsible under the preceding sentence.

           (c) EDS and Wall Data waive all rights to recover against each other for any loss or damage to their respective tangible personal or real property (whether owned or leased) from any cause covered by insurance maintained by each of them, including their respective deductibles or self-insured retentions. EDS and Wall Data will cause their respective insurers to issue appropriate waivers of subrogation rights endorsements to all property insurance policies maintained by each party.

10.5       Indemnification Procedures.

           (a) Notice and Control. The indemnification obligations set forth in this Article shall not apply unless the party claiming indemnification:

                     (i) Notifies the other promptly of any matters in respect of which the indemnity may apply and of which the notifying party has knowledge, in order to allow the indemnitor the opportunity to investigate and defend the matter; provided that the failure to so notify shall only relieve the indemnitor of its obligations under this Article if and to the extent that the indemnitor is prejudiced thereby; and

                     (ii) Gives the other party full opportunity to control the response thereto and the defense thereof, including, without limitation, any agreement relating to the settlement thereof; provided that, the indemnitee will have the right to participate in any legal proceeding to contest and defend a claim for



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

                                indemnification involving a third party and to be represented by legal counsel of its choosing, all at the indemnitee's cost and expense.

           (b) Settlement. The indemnitor shall not be responsible for any settlement or compromise made without its consent (provided the indemnitor is not in material breach of its indemnity obligations hereunder). The indemnitee agrees to cooperate in good faith with the indemnitor at the request and expense of the indemnitor.

10.6       Limitation of Liability.

           (a) Direct Damages. Subject to Section 10.6(c), in the event either party shall be held liable to the other for any matter arising out of, under, or in connection with this Agreement, whether based on an action or claim in contract, equity, negligence, tort or otherwise, the amount of damages recoverable against such party for all events, acts or omissions shall not exceed, in the aggregate, the [*] of the [*] by Wall Data to EDS under this Agreement ([*] for [*] or [*] [*]) during the [*] immediately preceding the date that the first such claim or action arose.

           (b) Indirect Damages. Subject to Section 10.6(c), for any matter arising out of, under, or in connection with this Agreement, whether based on an action or claim in contract, equity, negligence, tort or otherwise, in no event will the measure of damages payable by either party include, nor will either party be liable for, any amounts for loss of income, profit or savings or indirect, incidental, consequential, or punitive damages of any party, including third parties.

           (c) Exceptions. The limitations set forth in Sections 10.6(a) and (b) will not apply with respect to (i) claims that are covered by the indemnification provisions set forth in Sections 10.1(d), 10.2, 10.3 and 10.4(b) of this Agreement, and (ii) Wall Data's obligation to pay charges to EDS for the Services rendered under this Agreement.

           (d) Survival. The provisions of this Section 10.6 will survive the expiration or termination of this Agreement for any reason.

10.7 Contractual Statute of Limitations. No claim and demand for arbitration or cause of action which arose out of an event or events which occurred more than four years prior to the filing of a demand for arbitration or suit alleging a claim or cause of action may be asserted by either party against the other party.

10.8 Acknowledgment. EDS and Wall Data each acknowledge that the limitations and exclusions contained in this Article have been the subject of active and complete negotiation between the parties and represent the parties' agreement based upon the level of risk to EDS and Wall Data associated with their respective obligations under this Agreement and the payments to be made to EDS under this Agreement.

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                            ARTICLE XI. MISCELLANEOUS

11.1 Right of the Parties to Engage in Other Activities. Nothing in this Agreement will impair either party's rights to acquire, license, market, distribute, develop for itself or others or have others develop for the respective parties similar technology performing the same or similar functions as the technology and the Services contemplated by this Agreement.

11.2 Binding Nature and Assignment. This Agreement shall be binding on the parties hereto and their respective successors and assigns. Except as provided in Section 9.5, neither party may, nor shall have the power to, assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, EDS will have the right to subcontract all or any portion of the Services; provided, however, that, other than for temporary or incidental services, Wall Data has given its written consent for the subcontracting of such services, which consent will not be unreasonable withheld. Unless Wall Data provides EDS with a reasonable objection to such subcontracting arrangement within two weeks after Wall Data's receipt of notice (as provided herein), EDS will proceed with the implementation of such arrangement as specified in the notice. In no event shall any such subcontract relieve EDS of any of its obligations hereunder.

11.3 Notices. Wherever under this Agreement one party is required or permitted to give written notice to the other, such notice shall be deemed given the third day after its mailing by one party, postage prepaid, to the other party addressed as follows:

           In the case of EDS:

                     Electronic Data Systems Corporation
                     5400 Legacy Drive
                     H3-5C-45
                     Plano, Texas  75024-3105
                     Attention: President Hi-Tech Manufacturing SBU



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           with a copy to:

                     Electronic Data Systems Corporation
                     5400 Legacy Drive
                     H3-3A-05
                     Plano, Texas  75024-3105
                     Attention:  General Counsel

           In case of Wall Data:

                     Wall Data Incorporated
                     11332 N.E. 122nd Way
                     Kirkland, Washington 98034-6931
                     Attention:Mr. Richard H. Van Hoesen, Vice President Finance
                                   and Chief Financial Officer

           with a copies to:

                     Wall Data Incorporated
                     11332 N.E. 122nd Way
                     Kirkland, Washington 98034-6931
                     Attention:John Wall, President

                     and

                     Wall Data Incorporated
                     11332 N.E. 122nd Way
                     Kirkland, Washington 98034-6931
                     Attention:General Counsel

           Any writing which may be mailed pursuant to the foregoing may also be delivered by hand, telex, telegraph or telecopier and shall be effective when received by the addressee. Either party may from time to time specify as its address for purposes of this Agreement any other address upon giving ten days prior written notice thereof to the other party.

11.4 Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties hereto.

11.5 Headings. The Article and Section headings and the table of contents used herein are for reference and convenience only and shall not enter into the interpretation hereof.

11.6 Relationship of Parties. EDS, in furnishing the Services to Wall Data hereunder, is acting only as an independent contractor and under no circumstances will EDS be deemed to be in any relationship with Wall Data carrying with it fiduciary or trust responsibilities, whether through



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           partnership or otherwise. EDS does not undertake by this Agreement or otherwise to perform any obligation of Wall Data, whether regulatory or contractual, or to assume any responsibility for Wall Data's business or operations. EDS has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by EDS hereunder unless otherwise provided herein.

11.7 Hiring of Employees. During the Term and for a period of 12 months thereafter, neither party will solicit, directly or indirectly, for employment or employ any employee of the other without the prior written consent of the other.

11.8 Approvals and Similar Actions. Where agreement, approval, acceptance, consent or similar action by either party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

11.9 Force Majeure. Each party shall be excused from performance hereunder (other than performance of obligations to make payment) for any period and to the extent that it is prevented from performing pursuant hereto, in whole or in part, as a result of delays caused by the other or third parties or an act of God, war, civil disturbance, court order, labor dispute, or other cause beyond its reasonable control, including failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment, and such nonperformance shall not be a default hereunder or a ground for termination hereof. The party relieved from performance under this Section shall use all commercially reasonable efforts and diligence to overcome the force majeure event and continue performance of its obligations. Notwithstanding the foregoing, in the event a force majeure event occurs and such event lasts continuously for a period of at least three months and, as a result of such force majeure event, EDS is prevented from providing Services pursuant to this Agreement, then. In addition, after such three-month period:

           (a) If EDS can still perform 80% or more of the Services, then this Agreement shall remain in effect through its Term even though the force majeure event may continue; provided, however, Wall Data may discontinue payments under this Agreement to EDS related to the affected portion of the Services which EDS is prevented from performing, and obtain the same services from a third party.

           (b) If EDS can still perform 50% to 79% of the Services, then Wall Data may elect to either (i) continue the portion of this Agreement relating to the Services that EDS is still able to perform, despite the force majeure event, and terminate the portion of this Agreement relating to the Services affected by the force majeure event, or (ii) terminate the entire Agreement, provided that (1) Wall Data gives EDS prior written notice of such election to terminate and states in such notice the termination date, and (2) except as provided below, prior to such termination date, Wall Data pays EDS a termination fee calculated as follows: (x) if termination occurs in years one through four (measured from the Effective Date), the termination fee shall be [*] of the aggregate invoice amount described in Section 9.4 for the fourth anniversary termination option, plus [*] of the Hardware Charges component, (y) if termination occurs in years five or



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                     six (measured from the Effective Date), the termination
                     fee shall be [*] of the aggregate invoice amount described in Section 9.4 for the sixth anniversary termination option, plus [*] of the Hardware Charges component, and
                     (z) if termination occurs in years eight through Term (measured from the Effective Date), the termination fee shall be [*] of the aggregate invoice amount described in
                     Section 9.4 for the eighth anniversary termination option, plus [*] of the Hardware Charges component.

                     If a force majeure event occurs after the adoption and implementation of a new disaster recovery plan negotiated in good faith and mutually agreed to by Wall Data and EDS, and if Wall Data elects to terminate this Agreement under the circumstances described in this Section 11.9(b), then Wall Data will not be required to pay EDS the termination fees described in this Section 11.9(b); provided, however, that Wall Data will still be required to pay EDS [*] of the Hardware Charges and any actual and unavoidable third party fees and charges incurred by EDS as a result of such termination.

           (c) If EDS can still perform less than 50% of the Services, then Wall Data may elect to either (i) continue the portion of this Agreement relating to the Services that EDS is still able to perform, despite the force majeure event, and terminate the portion of this Agreement relating to the Services affected by the force majeure event, or (ii) terminate the entire Agreement, provided that (1) Wall Data gives EDS prior written notice of such election to terminate and states in such notice the termination date, and (2) prior to such termination date, Wall Data pays EDS the Hardware Charges described in Section 9.4.

           During the three-month period and for any period thereafter that EDS is prevented from providing Services pursuant to this Section, Wall Data may discontinue payments under this Agreement to EDS related to the affected portion of the Services (except for actual and unavoidable third party charges incurred by EDS).

11.10 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the extent permitted by law.

11.11 Waiver. No delay or omission by either party hereto to exercise any right or power hereunder shall impair such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. Subject to the limitations set forth in this Agreement, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

11.12 Attorneys' Fees. If there is any legal action with regard to the enforcement of an award granted under Section 8.3, the prevailing party shall be entitled to recover reasonable attorneys' fees

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           and expenses and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

11.13 Media Releases. All media releases, public announcements and public disclosures by Wall Data or EDS relating to this Agreement or its subject matter, including, without limitation, promotional or marketing material (but not including any announcement intended solely for internal distribution at Wall Data or EDS, as the case may be, or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of Wall Data or EDS, as the case may be) shall be coordinated with and approved by Wall Data and EDS prior to the release thereof.

11.14 No Third Party Beneficiary. Nothing in this Agreement may be relied upon or shall benefit any party other than the parties hereto.

11.15 Entire Agreement. This Agreement, including any Schedules or Exhibits referred to herein and attached hereto, each of which is incorporated in this Agreement for all purposes, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and there are no representations, understandings or agreements relating to this Agreement which are not fully expressed herein. No amendment, modification, waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the party against which such amendment, modification, waiver or discharge is sought to be enforced.

11.16 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to principles of conflict of laws.

           IN WITNESS WHEREOF, EDS and Wall Data have each caused this Agreement to be signed and delivered by its duly authorized officer, all as of the Effective Date.

ELECTRONIC DATA SYSTEMS                   WALL DATA INCORPORATED
CORPORATION

By:        /s/ ROB LOUKS                  By:       /s/ J. SIMPSON
           -----------------------                  ------------------------

Name:      Rob Louks                      Name:     J. Simpson
           -----------------------                  ------------------------

Title:     Regional Vice President        Title:    Chief Executive Officer
           -----------------------                  ------------------------



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